UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 3, 2012

GenCorp Inc.

(Exact name of registrant as specified in charter)

Ohio	1-01520	34-0244000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Aerojet Road, Rancho Cordova, California	95742
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (916) 355-4000

Highway 50 and Aerojet Road, Rancho Cordova, California

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 3, 2012, the Organization & Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of GenCorp Inc. (the “Company” or “GenCorp”) approved the following: (i) cash incentive awards to its named executive officers and other key employees for fiscal 2011; (ii) the fiscal 2012 base salary for the President and Chief Executive Officer of GenCorp to be effective April 1, 2012; (iii) achievement of the performance objectives of the Company’s 2009 Long-Term Incentive Program (the “2009 LTIP”) for eligible employees of the Company including certain of the named executive officers; and (iv) fiscal 2012 annual cash incentive plan metrics. On February 3, 2012, the President and Chief Executive Officer determined the fiscal 2012 base salaries for the other named executive officers to be effective April 1, 2012.

The table below summarizes the fiscal 2011 incentive awards and fiscal 2012 base salaries, effective April 1, 2012, for the Company’s named executive officers.

Named Executive Officer	Title	Fiscal 2011 Incentive Award	Fiscal 2012 Annual Base Salary
Scott J. Seymour	President and Chief Executive Officer, and President of Aerojet-General Corporation (“Aerojet”)	$935,000	$600,000
Kathleen E. Redd	Vice President, Chief Financial Officer and Secretary	$241,000	$370,432
Richard W. Bregard	Vice President and Deputy to the President of Aerojet	$209,000	$265,364
Chris W. Conley	Vice President, Environmental, Health and Safety	$143,000	$241,498
Christopher C. Cambria	Vice President, General Counsel	$52,000	$316,200

The annual cash incentive program is intended to provide a competitive level of compensation when specific individual and/or business performance objectives are achieved. The fiscal 2011 incentive awards were based on an assessment of actual performance against pre-established Company and business segment performance objectives specified in the Company’s fiscal 2011 annual cash incentive plan. The performance objectives as outlined in the fiscal 2011 annual cash incentive plan included contract profit, cash flow, awards, non-financial metrics, and personal factors as defined therein, each of which were weighted differently.

The 2009 LTIP awards for Ms. Redd and Messrs. Bregard and Conley were vested at 105% based on an assessment of actual performance against pre-established fiscal 2011 revenue growth and pre-tax earnings targets. As a result, Ms. Redd and Messrs. Bregard and Conley received an additional 1,500, 500 and 375 shares, respectively, of the common stock of the Company, par value $0.10 per share (the “Common Stock”), pursuant to and in accordance with the terms of their 2009 Performance Restricted Stock Grants dated August 24, 2009 and options to purchase an additional 1,750, 500 and 375 shares, respectively, of Common Stock at an exercise price of $6.00 per share, the closing price of the Common Stock on February 3, 2012, pursuant to and in accordance with the terms of their 2009 Performance Stock Option Grants dated August 24, 2009. In addition, Ms. Redd and Messrs. Bregard and Conley received a grant of 425, 121 and 91 shares, respectively, of Common Stock to compensate them for the increase in the exercise price per share for the options granted on February 3, 2012 over the exercise price per share under the 2009 Performance Stock Option Grants. Messrs. Seymour and Cambria were not employees of the Company at the time of the 2009 grant.

The performance objectives for the fiscal 2012 incentive targets are contract profit, cash flow, awards, non-financial metrics, and personal factors, as defined therein, each of which is weighted differently. The Compensation Committee has discretion to adjust these payments. With input from the Company, incentives are paid based upon the Compensation Committee’s assessment of both individual and Company-wide actual performance against these established performance objectives. The potential payouts range from 0% to 185% of an individual’s target incentive. Target incentives represent a percentage of an eligible participant’s base salary.

Further, due to the critical nature of Mr. Bregard’s responsibilities, on February 6, 2012, the Company’s subsidiary, Aerojet, entered into a Retention Agreement with Mr. Bregard (the “Retention Agreement”) to ensure that Mr. Bregard remains with Aerojet through at least November 30, 2012 and to encourage a successful transition to Mr. Bregard’s retirement. The Retention Agreement provides that Mr. Bregard shall receive a payment equal to his annual base salary then in effect if he stays with Aerojet through at least November 30, 2012 or his termination qualifies as an Eligible Early Termination (as defined below). In the event of an Eligible Early Termination, Mr. Bregard shall be entitled to receive a lump sum payment equal to the base salary that he would have received from but excluding the termination date through and including November 30, 2012 and reimbursement of health insurance premiums payable under the Consolidated Omnibus Reconciliation Act of 1986. Mr. Bregard shall be entitled to participate in the fiscal 2012 short term cash incentive program in the event that he remains with Aerojet through November 30, 2012 or his termination qualifies as an Eligible Early Termination, but shall not participate in the long-term incentive or equity-based compensation programs in fiscal

2012 or thereafter. An “Eligible Early Termination” means a termination of Mr. Bregard before November 30, 2012 either (i) at the request or upon the initiation of Aerojet other than for Cause as defined in the Retention Agreement, (ii) due to the death or Disability as defined in the Retention Agreement of Mr. Bregard or (iii) at the request or initiation of Mr. Bregard in the event that (A) he is no longer a direct report to Scott J. Seymour or (B) an individual other than Mr. Seymour or Mr. Bregard is elected or appointed as President of Aerojet and, in either case, Mr. Bregard suffers a significant change or diminution in his duties and responsibilities.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Retention Agreement by and between Aerojet-General Corporation and Richard W. Bregard.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 7, 2012	GENCORP INC.

	By:	/s/ Kathleen E. Redd
	Name:	Kathleen E. Redd
	Title:	Vice President, Chief Financial Officer and Secretary